Exhibit 99.1

News Release | Leap Therapeutics

Leap Therapeutics Provides DKN-01 Program Update and Announces Scientific Presentations at AACR Annual Meeting

CAMBRIDGE, Mass., March 14, 2018 (GLOBE NEWSWIRE) — Leap Therapeutics, Inc. (NASDAQ:LPTX), a biotechnology company developing targeted and immuno-oncology therapeutics, today presented promising clinical data from the study evaluating DKN-01, Leap’s anti-DKK1 monoclonal antibody, as a monotherapy in patients with advanced esophagogastric cancer. In addition, Leap announced that the first patient has been enrolled in the study evaluating DKN-01 in patients with gynecological cancers. Leap also announced two upcoming scientific presentations at the American Association for Cancer Research (AACR) 2018 Annual Meeting.

DKN-01 Monotherapy in Patients with Esophagogastric Cancer

Data presented today at the Barclays Global Healthcare Conference included 16 patients with advanced esophagogastric cancer who were treated with DKN-01 monotherapy. Central imaging review identified two patients (12.5%) with a best response of a partial response and five patients (31.3%) with stable disease, representing a total disease control rate of 43.8%. This cohort of patients had received many different lines of prior therapy. One patient who had failed prior investigational immunotherapies, including a PD-L1 antagonist and IDO inhibitor, had a partial response on DKN-01 monotherapy and remained on study for over a year.

“The results of the DKN-01 monotherapy cohort demonstrate promising single agent activity in a very difficult to treat population of heterogeneous esophagogastric cancer. This data, in addition to the encouraging activity we have seen with DKN-01 in preclinical models and in patients in combination with chemotherapy, provides a strong foundation for our ongoing study in combination with the anti-PD-1 therapy Keytruda®,” commented Cynthia Sirard, MD, Vice President of Clinical Development for Leap.

DKN-01 Gynecologic Malignancies Study

Leap also announced that the first patient has been dosed in a Phase 2 clinical trial evaluating DKN-01 as a monotherapy and in combination with paclitaxel chemotherapy in patients with advanced endometrioid gynecologic malignancies. The study is part of Leap’s strategy to treat cancer patients with documented mutations of the Wnt signaling pathway, a biomarker identified in patients who have responded to DKN-01 therapy. Data presented today by Leap demonstrates that uterine cancer patients with these mutations often have elevated intratumoral levels of DKK1.

“Mutations of the Wnt pathway, particularly beta-catenin, are highly prevalent in endometrioid gynecologic cancers, and often thought to be a driver of an aggressive subgroup of the disease,” commented Michael Birrer, M.D., Ph.D., Director of the Comprehensive Cancer Center at the University of Alabama at Birmingham and an investigator on the study. “We are excited to begin this trial of DKN-01, which has shown promising activity in patients with Wnt signaling mutations in other solid tumor malignancies.”

The study is a Phase 2 basket study evaluating DKN-01 as a monotherapy and in combination with paclitaxel in patients with relapsed/refractory endometrioid endometrial cancer (EEC) or endometrioid ovarian cancer (EOC). The study contains four groups and is designed to evaluate the efficacy, safety, and pharmacodynamics of DKN-01 monotherapy and combination therapy in both EEC and EOC, with each group following a 2-stage Simon Minimax design. The study will enroll approximately 94 patients, of which ~ 50% will be required to have documented activating mutations of beta-catenin or other Wnt signaling alterations.

Upcoming Presentation at AACR Annual Meeting

Additionally, Leap announced two poster session presentations at the AACR Annual Meeting, being held April 14 - 18, 2018, in Chicago, IL.

Abstract Number and Title: 1710 / 5 - DKN-01, a therapeutic DKK1 neutralizing antibody, has immune modulatory activity in nonclinical tumor models

Session Title: Immune Response to Therapies 2

Session Date and Time: April 16, 2018, 8:00 AM - 12:00 PM

Session Location: McCormick Place, Poster Section 32

Abstract Number and Title: 1699 / 24 - Treatment with agonist anti-GITR antibody after chemotherapy enhances tumor immunity

Session Title: Immune Checkpoints 1

Session Date and Time: April 16, 2018, 8:00 AM - 12:00 PM

Session Location: McCormick Place, Poster Section 31

About Leap Therapeutics

Leap Therapeutics (Nasdaq:LPTX) is developing targeted and immuno-oncology therapeutics. Leap’s most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, a Wnt pathway modulator. DKN-01 is in clinical trials in patients with esophagogastric cancer, biliary tract cancer, and gynecologic cancers, with an emerging focus on patients with defined mutations of the Wnt pathway and in combinations with immune checkpoint inhibitors. Leap’s second clinical candidate, TRX518, is a novel, humanized GITR agonist monoclonal antibody designed to enhance the immune system’s anti-tumor response that is in two advanced solid tumor studies. For more information about Leap Therapeutics, visit http://www.leaptx.com or our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via http://www.investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include statements relating to Leap’s expectations with respect to the development and advancement of DKN-01, TRX518, and other programs, including the initiation, timing and design of future studies, enrollment in future studies, business development, and other future expectations, plans and prospects. Leap has attempted to identify forward looking statements by such terminology as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward- looking statements. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the ability to complete a financing or form business development relationships to fund our expenses; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics’ periodic filings with the Securities and Exchange Commission (the “SEC”), including Leap Therapeutics’ Form 10-K that Leap filed with the SEC on February 23, 2018. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward looking statements contained in this release speak only as of its date.

We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

CONTACT:

Douglas E. Onsi

Chief Financial Officer

Leap Therapeutics, Inc.

donsi@leaptx.com

617-714-0360

Argot Partners

Investor Relations

Susan Kim or Heather Savelle

212-600-1902

susan@argotpartners.com

heather@argotpartners.com

Leap Therapeutics, Inc.